EXHIBIT 99

[LETTERHEAD OF DELTIC TIMBER CORPORATION]

NEWS RELEASE

FOR RELEASE:

IMMEDIATELY

DECEMBER 11, 2003

Deltic Revises Intentions Regarding Del-Tin Fiber

El Dorado, AR—President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today the Company’s Board of Directors has determined to discontinue efforts to sell Deltic’s investment in Del-Tin Fiber and focus its attention toward continuing to improve operations at the joint-venture medium density fiberboard (“MDF”) facility. In regard to the Board’s decision, Mr. Dillon stated, “We have been encouraged by improvements at Del-Tin. The plant’s heat energy system has proven that it can operate largely on wood-waste fuel, and the plant’s uptime, gross production rate, and percentage of premium grade board have all risen substantially due to the dedicated efforts of Del-Tin’s management, its employees, and the joint-venture owners. Additionally, there has been a lack of market opportunities in our efforts to exit the business. As stated last January when Deltic announced its intentions to exit the MDF business, we have always believed that the MDF market and Del-Tin’s performance would both improve significantly at some point in time, and we now believe that shareholder value would be enhanced more by concentrating our efforts on expediting further plant improvements rather than continuing to pursue a sale of our investment.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economics conditions, adverse weather, construction delays, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.